DASAN ZHONE SOLUTIONS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Effective Date: September 9, 2016

Non-employee members of the board of directors (the “Board”) of DASAN Zhone Solutions, Inc. (the “Company”) shall be eligible to receive cash and equity compensation, as set forth in this Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who may be eligible to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements between the Company and any of its Non-Employee Directors. No Non-Employee Director shall have any rights hereunder, except with respect to the awards granted pursuant to this Program.
1.    Cash Compensation.
(a)    Annual Retainers. Each Non-Employee Director shall be eligible to receive an annual retainer of $20,000 for service on the Board; provided, however, that a Non-Employee Director may elect in writing prior to the date of payment to receive all or a portion of his or her annual retainer in the form of such number of fully vested shares of the Company’s common stock as is equal to (i) the amount of the annual retainer the Non-Employee Director has elected to receive in the form of shares of the Company’s common stock, divided by (ii) the closing price per share of the Company’s common stock on the Nasdaq Stock Market (or such other established stock exchange or national quotation system on which the stock is then traded) on the date of payment. Such shares shall be issued automatically on the date of payment pursuant to the Zhone Technologies, Inc. Amended and Restated 2001 Stock Incentive Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”).
(b)    Meeting Stipends. Each Non-Employee Director shall be eligible to receive a $2,000 stipend for each Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee meeting attended. Notwithstanding the foregoing, the Chairperson of the Audit Committee shall be eligible to receive a $4,000 stipend for each Audit Committee attended.

2.    Equity Compensation. Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Equity Plan and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms previously approved by the Board, setting forth the vesting schedule applicable to such awards and such other terms as may be required by the Equity Plan. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of stock awards hereby are subject in all respects to the terms of the Equity Plan.
(a)    Annual Awards. A Non-Employee Director who (i) is serving on the Board as of the date of any annual meeting of the Company’s stockholders and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall be automatically granted an option to purchase 50,000 shares of the Company’s common stock on the date of such annual meeting (an “Annual Option Award”); provided, however, that any such Non-Employee Director may elect, prior to the date of the annual meeting, to receive 15,000 restricted stock units (an “Annual Restricted Stock Unit Award”) instead. The awards described in this Section 2(a) shall be referred to as “Annual Awards.”
(b)    Terms of Awards Granted to Non-Employee Directors
(i)     Purchase Price. The per share exercise price of each Annual Option Award granted to a Non-Employee Director shall equal the Fair Market Value (as defined in the Equity Plan) of a share of the Company’s common stock on the date the option is granted.
(ii)    Vesting. Each Annual Option Award shall vest and become exercisable over four years following the grant date as follows: 1/48th of the shares subject to the Annual Option Award will vest on the last day of each one-month period of the Non-Employee Director’s continuing in service on the Board following the grant date. Each Annual Restricted Stock Unit Award will vest over four years following the grant date as follows: twenty five percent (25%) of the Annual Restricted Stock Unit Awards will vest on each of the first four anniversaries of the grant date, subject to the Non-Employee Director continuing in service on the Board through each such vesting date. No portion of an Annual Award which is unvested and/or exercisable at the time of a Non-Employee Director’s termination of service on the Board shall become vested and/or exercisable thereafter, unless otherwise determined by the Board. All of a Non-Employee Director’s Annual Awards shall vest in full upon the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time.
(iii)    Term. The term of each Annual Option Award granted to a Non-Employee Director shall be ten (10) years from the date the option is granted.
3.    Reimbursements. The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

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